Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Four Oaks Fincorp, Inc.
Four Oaks, North Carolina

We consent to the incorporation by reference in the registration statements of Four Oaks Fincorp, Inc. (the “Company”) on Form S-8 (File Nos. 333-30677, 333-69792, 333-152159, 333-162200, 333-162202, and 333-165829) and Form S-3 (File No. 333-33527) of our report dated May 16, 2011 with respect to the consolidated financial statements of the Company as of December 31, 2010 and 2009 and for each of the years then ended, which report appears in the Company’s 2010 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina
May 16, 2011

106